EXECUTION VERSION

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into this 9th day of April, 2013 (the “Effective Date”), by and between BAD DADDY’S FRANCHISE DEVELOPMENT, LLC, a North Carolina limited liability company with its principal office at 601 Corporate Circle, Golden, Colorado 80401-5622 (with copies of all correspondence to 601 South Kings Drive, Suite HH, Charlotte, North Carolina 28204) (“Licensor”), and BD OF COLORADO LLC, a Colorado limited liability company with its principal office at 601 Corporate Circle, Golden, Colorado 80401-5622 (“Licensee”).

W I T N E S S E T H:

WHEREAS, Licensor has established, at a substantial expenditure of time, effort and money, a system (the “Bad Daddy’s System”) of developing, opening and operating a full-service, full-bar restaurant concept under the trademark “BAD DADDY’S BURGER BAR” featuring fresh, hand-pattied gourmet burgers, sandwiches, house-made french fries and potato chips, original salads, appetizers, old fashioned milkshakes and “concretes,” liquor, beer and wine, and other food products and beverages (each, a “Bad Daddy’s Restaurant” or “Restaurant”, and collectively, the “Bad Daddy’s Restaurants” or “Restaurants”); and

WHEREAS, the distinguishing features of the Bad Daddy’s System, include, but are not limited to, the name “BAD DADDY’S BURGER BAR” and all other trade names, trademarks, service marks, logos, emblems, insignia and signs developed for use with the Bad Daddy’s System from time to time (collectively, the “Marks”); specially designed fixtures, equipment, facilities, containers, and other items used in serving and dispensing food products; products, methods, procedures, recipes, distinctive food products and the formula and quality standards therefor; and instructional materials and training courses; all of which may be changed, improved and further developed by Licensor from time to time; and

WHEREAS, Licensor has acquired knowledge and experience in the composition, distribution, advertising and sale of food products by Restaurants using the Bad Daddy’s System and with respect to the style of the facilities and signs used by these Restaurants and has successfully established a reputation, demand and goodwill for their products; and

WHEREAS, Licensee recognizes the value and benefits that can be derived from utilizing the Bad Daddy’s System and being associated with Licensor, the Marks and the other distinctive features of the Bad Daddy’s System, and desires to obtain a license from Licensor to use the Bad Daddy’s System and to operate a Bad Daddy’s Restaurant at an approved location, and Licensor is willing to grant such a license to Licensee, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.

Grant of License.  During the term of this Agreement, Licensor hereby grants to Licensee the non-exclusive right and license, and Licensee undertakes the obligation, to develop and operate a Bad Daddy’s Restaurant and to use the Marks and the Bad Daddy’s System solely in connection therewith and in accordance with the terms and conditions of this Agreement.  Licensee agrees to use the Marks and the Bad Daddy’s System, as they may be changed, improved and further developed by Licensor from time to time.   Unless otherwise agreed by Licensor, Licensee has eighteen (18) months from the Effective Date to complete the initial training as required by Section 12.1 and to commence operation of the Restaurant.

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2.

Term.  Unless terminated earlier in accordance with the terms and conditions set forth herein, this Agreement and the license granted hereunder shall have an initial term of ten (10) years commencing as of the Effective Date (the “Initial Term”), and thereafter shall be renewable by Licensee for two (2) additional ten (10) year terms upon written notice to Licensor provided at least ninety (90) days prior to the expiration of the Initial Term or the then current renewal term.

3.

Licensee Site and Territory.

3.1

Licensee Site.  Except as set forth in Section 3.4 below, the rights granted to Licensee hereunder shall be non-exclusive and shall be restricted to the operation of a single Bad Daddy’s Restaurant to be located at the address and location set forth on Exhibit A attached hereto (the “Licensee Site”).  During the term of this Agreement, the Licensee Site shall be used exclusively to operate a Restaurant.  Licensee agrees not to carry on or conduct or permit others to carry on or conduct any other business, activity or operation at the Restaurant or the Licensee Site, without first obtaining the written consent of Licensor. In connection with the execution of any lease or sublease for the Licensee Site, Licensee must execute, and cause the lessor and/or sublessor of the Licensee Site to execute, Licensor’s standard form of lease rider, the current version of which is attached hereto as Exhibit B, in addition to complying with any other obligations and conditions of Licensor relating to the lease or sublease of the Licensee Site and the development and construction of the Restaurant.  The rights granted to Licensee are for the specific Licensee Site and cannot be transferred to any other location, except with Licensor’s prior written approval.

3.2

Territorial Protection.  Licensor will not establish for itself or grant a license or franchise to any other party to establish a Restaurant within the territory specified on Exhibit A attached hereto (the “Licensed Territory”).  Except as expressly provided in the prior sentence and as otherwise set forth in Section 3.4 below, Licensee acknowledges that the license granted under this Agreement is non-exclusive, Licensee has no territorial protection and Licensee has no right to exclude, control or impose conditions on the location or development of other Restaurants under the Marks, or on any sales or distribution of products under the Marks or other business activities of Licensor or any other party licensed to use the Marks.

3.3

Rights Retained by Licensor.  Without limiting the foregoing, Licensor retains the right, in its sole discretion, to:

(a)

Establish and operate, and grant to other franchisees or licensees the right to establish and operate, a Bad Daddy’s Restaurant or any other business using the Marks, the Bad Daddy’s System or any variation of the Marks and the Bad Daddy’s System,  in any location outside the Licensed Territory on any terms and conditions that Licensor deems appropriate;

(b)

Develop, use and franchise anywhere (including within the Licensed Territory) the rights to any trade names, trademarks, service marks, commercial symbols, emblems, signs, slogans, insignia, patents or copyrights not designated by Licensor as Marks, for use with similar or different franchise systems for the sale of similar or different products or services than those constituting a part of the Bad Daddy’s System, without granting Licensee any rights therein;

(c)

Own, operate, franchise or license anywhere restaurants of any other type whatsoever operating under marks other than the Marks; and

(d)

Offer, distribute, sell and provide products or services identified by the Marks or other trademarks, service marks, commercial symbols or emblems to customers located in the Licensed Territory through any distribution channel or method, including grocery stores, convenience stores,

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Internet (or any other existing or future form of electronic commerce), and delivery services without compensation to Licensee; provided, however, that any such sales will not be made from a Bad Daddy’s Restaurant located in the Licensed Territory.

3.4

Development Rights.

(a)

During the term of this Agreement, Licensor hereby grants to Licensee, subject to the terms and conditions contained herein, the right to establish and operate, directly or through one or more Affiliates, up to nine (9) more Bad Daddy’s Restaurants, as set forth on the development schedule (the “Development Schedule”) attached hereto as Exhibit C.  Each Bad Daddy’s Restaurant to be established hereunder shall be located in the State of Colorado (the “Area of Responsibility”).  Following the date on which Licensee has developed all Restaurants contemplated by this Section 3.4(a) in accordance with the Development Schedule and provided all such Restaurants have been operated in accordance with the License Agreement related thereto, Licensee shall be entitled to open additional Restaurants inside the Area of Responsibility as and when determined by Licensee. Within Licensor’s discretion, Licensor may consider sites proposed by Licensee outside the Area of Responsibility, which will count toward the Development Schedule if approved by Licensor.  The operation of any Bad Daddy’s Restaurant established pursuant to this Section 3.4 shall be governed by an individual license agreement to be entered into between Licensor and Licensee (or the applicable Affiliate) substantially in the form of this Agreement, with the following modifications (each, a “License Agreement”, and collectively, the “License Agreements”):

(i)

the License Agreements shall exclude the development rights described in this Section 3.4, which are and shall be described exclusively in this Agreement;

(ii)

the initial term of each License Agreement shall be ten (10) years with an option to renew for two (2) additional ten (10) year periods;

(iii)

(A) for the next Restaurant developed under a License Agreement following the date hereof, there shall be no initial license fee payable with respect thereto; (B) for each of the next three (3) Restaurants developed under License Agreements thereafter, there shall be a non-refundable initial license fee equal to $20,000 per Restaurant payable to Licensor; and (C) for each Restaurant developed under License Agreements thereafter, there shall be a non-refundable initial license fee equal to $10,000 per Restaurant payable to Licensor;

(iv)

the Royalty Fee shall be three (3%) of Gross Sales;

(v)

maximum amount of required advertising expenditures (expressed as a percentage of Gross Sales) under any License Agreement shall not exceed the maximum amount of any required advertising expenditures required under the this Agreement;

(vi)

neither the geographic scope nor the length of time of the post-termination covenant not to compete in any License Agreement shall be increased from that which is set forth in this Agreement; and

(vii)

no material change in the termination or transfer provisions of a License Agreement shall be made from those set forth in this Agreement.

For purposes hereof, “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person; “Person” means any individual or Entity; and “Entity” means a corporation, partnership, sole proprietorship, company, firm,

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limited liability company, joint venture, trust, business association, organization, joint stock company, unincorporated organization, union, group acting in concert, governmental entity or other entity.

(b)

Territorial Protections and Reservation of Rights.

(i)

No Territorial Protection.  Licensee or its Affiliates may establish the Restaurants required to be developed hereunder at any location within the Area of Responsibility provided that Licensor, in its sole discretion, consents in writing to the location and the location is not located in a territory in which any other Bad Daddy’s Restaurant franchisee or licensee has exclusive rights or a right of first refusal.  Licensor and Licensee acknowledge and agree that for so long as Licensee (A) is in full compliance with its development obligations under the Development Schedule and (B) is operating each Bad Daddy’s Restaurant operated thereby in accordance with, and is not and has not at any time been in default (that has not been timely cured) under, the License Agreement related thereto, Licensee’s rights in the Area of Responsibility shall be exclusive, subject to Section 3.4(b)(ii) below.   Should either (A) or (B) in the prior sentence cease at any time to be true, Licensee’s rights in the Area of Responsibility (but not in any Licensed Territory) shall cease to be exclusive from and after such date.

(ii)

Reservation of Rights.  Notwithstanding anything to the contrary set forth herein, Licensor retains the right, in its sole discretion, to:

(A)

establish and operate, and grant to other franchisees or licensees the right to establish and operate, a Bad Daddy’s Restaurant or any other business using the Marks, the Bad Daddy’s System or any variation of the Marks or the Bad Daddy’s System, in any location outside of the Area of Responsibility and, following the date on which the Area of Responsibility ceases to be exclusive pursuant to Section 3.4(b)(i) above, in any location inside of the Area of Responsibility that is not then subject to a License Agreement, and in each case on any terms and conditions that Licensor deems appropriate;

(B)

develop, use and franchise anywhere (including within the Area of Responsibility) the rights to any trade names, trademarks, service marks, commercial symbols, logos, emblems, signs, slogans, insignia, patents or copyrights not designated by Licensor as Marks, for use with similar or different franchise systems for the sale of similar or different products or services than those constituting a part of the Bad Daddy’s System, without granting Licensee any rights therein;

(C)

own, operate, franchise or license anywhere restaurants of any other type whatsoever operating under marks other than the Marks; and

(D)

offer, distribute, sell and provide products or services identified by the Marks or other trademarks, service marks, commercial symbols or emblems to customers located anywhere through any distribution channel or method, including grocery stores, convenience stores, the Internet (or any other existing or future form of electronic commerce), and delivery services within and outside the Area of Responsibility, without compensation to Licensee.

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(c)

Development Schedule; Termination.  Licensee must (i) establish and open the specified minimum number of Restaurants on or before each of the dates specified on the Development Schedule and (b) maintain the specified minimum number of Restaurants in continuous operation as specified on the Development Schedule, in each case, in accordance with the License Agreement applicable thereto.  In the event Licensee fails to comply with the foregoing requirements, this Section 3.4 shall automatically terminate without any further action by either party hereto and shall thereafter be of no further force or effect; provided, however, failure to meet the Development Schedule shall not be grounds to terminate this Agreement (other than this Section 3.4) or any other License Agreement previously entered into by Licensee with respect to a Bad Daddy’s Restaurant.

3.5

Catering and Delivery Services. Licensor acknowledges and agrees that Licensee may provide catering services to any location within the Area of Responsibility; provided, however, in the event that a Bad Daddy’s Restaurant that is not owned by an Affiliate of any of the members of Licensee is opened in the Area of Responsibility, the area in which Licensee shall have the right to provide catering services shall be automatically reduced (without any further action by Licensor or Licensee) to an area that is a reasonable distance from the Licensee Site not to exceed ten (10) miles, within or without the Licensed Territory.  Licensor acknowledges and agrees that Licensee may provide delivery services within a reasonable distance from the Licensee Site not to exceed five (5) miles.  Subject to the foregoing maximum mileage restrictions, Licensee may provide catering and delivery services in the exclusive territories of other Bad Daddy’s Restaurant licensees or franchisees, and other Bad Daddy’s Restaurant licensees or franchisees may provide the same services in the Licensed Territory.

4.

Royalty Fee; Payments.

4.1

Royalty Fee.  In addition to all other amounts required to be paid hereunder, during the term hereof, Licensee agrees to pay to Licensor for the rights granted hereunder a royalty fee equal to (a) three percent (3%) of the Gross Sales of the Restaurant (the “Royalty Fee”). Payment of the Royalty Fee shall be made no later than 5:00 pm each Wednesday for the Gross Sales of the week then ended.  For purposes hereof, “Gross Sales” shall mean the amount of sales of food, beverages, wine, liquor and beer and other products and merchandise sold or services rendered in, on, about or from the Restaurant, together with any other revenues derived from the operation of the Restaurant, whether by Licensee or by any other Person, whether or not in accordance with the terms of this Agreement, and whether for cash or on a charge, credit, barter or time basis, including, but not limited to, all sales and services (a) where orders originate and/or are accepted by Licensee in the Restaurant but delivery or performance thereof is made from or at any place other than the Restaurant or (b) by telephone or other similar orders received or filled at or in the Restaurant.  For purposes of determining the Royalty Fee, Advertising Fee, if any, and local advertising and Advertising Cooperative contributions, there shall be deducted from Gross Sales: (i) the amount of refunds, allowances or discounts to employees or customers (including coupon sales), provided the related sales have previously been included in Gross Sales; (ii) the amount of any credit card fees payable by Licensee; and (iii) the amount of any excise or sales tax levied upon retail sales and paid over to the appropriate governmental authority.

4.2

Automated Bank Draft.  All Royalty Fees, Advertising Fees, Advertising Cooperative contributions and other fees or contributions required to be paid to Licensor or any Advertising Cooperative hereunder shall be paid by automated bank draft or such other method as determined by Licensor or the Advertising Cooperative, as applicable, in its sole discretion.

4.3

Late Payments and Insufficient Funds.  All overdue payments for Royalty Fees, Advertising Fees and other fees required to be paid hereunder shall bear interest from the date due at the rate specified by Licensor from time to time, up to the highest rate permitted by law, but in no event shall such rate exceed one and one-half percent (1½%) per month.  Interest shall accrue on all late payments

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regardless of whether Licensor exercises its right to terminate this Agreement as provided for herein.  In addition to its right to charge interest as provided herein, Licensor may charge Licensee a $100.00 late payment fee for all such overdue payments and a $100.00 insufficient funds fee for each check, automated bank draft payment, or other payment method that is not honored by Licensee’s financial institution.

5.

Records, Reports and Audits.

5.1

Bookkeeping and Recordkeeping.  Licensee agrees to establish a bookkeeping and recordkeeping system conforming to the requirements prescribed from time to time by Licensor, relating, without limitation, to the use and retention of daily sales slips, coupons, purchase orders, purchase invoices, payroll records, check stubs, bank statements, sales tax records and returns, cash receipts and disbursements, payroll records, journals and general ledgers.  In establishing and maintaining Licensee’s bookkeeping and recordkeeping system, Licensee shall use all form documents established by Licensor in the Operations Manual or otherwise.  Licensee acknowledges and agrees that if Licensor is required or permitted by statute, rule, regulation or any other legal requirement to disclose any information regarding Licensee or the operation of the Restaurant, including, without limitation, earnings or other financial information, Licensor shall be entitled to disclose such information.  In addition, Licensee hereby expressly permits Licensor to disclose any such information to potential purchasers (and their employees, agents and representatives) of Licensor in connection with the sale or transfer of any equity interests or assets of Licensor or any merger, reorganization or similar restructuring of Licensor.

5.2

Reporting.  Licensee must provide Licensor with those financial reports, data, information and supporting records required thereby from time to time.  All such reports or other information shall be prepared (i) using any form documents established by Licensor as set forth in the Operations Manual or otherwise, if available, and (ii) in accordance with the generally accepted accounting principles of the United States, to the extent applicable.

5.3

Audit.  Licensee shall allow representatives of Licensor to inspect Licensee’s books and records at all reasonable times in order to verify Gross Sales that Licensee reports as well as to verify Licensee’s advertising expenditures required by Section 10.3 below and any other matters relating to this Agreement or the operation of the Restaurant.  Licensor may require Licensee to submit to Licensor, or Licensor’s representatives, copies of Licensee’s books and records for any offsite inspection that Licensor or Licensor’s representatives conduct to audit the Restaurant.  If an inspection reveals that Gross Sales of Licensee have been understated, Licensee shall immediately pay to Licensor the amount of Royalty Fees and Advertising Fees overdue, unreported or understated, together with interest as prescribed in Section 5.3 above.  All inspections shall be at the expense of Licensor; provided, however, if the inspection results in a discovery of a discrepancy in the Gross Sales reported by Licensee of two percent (2%) or more, then Licensee shall pay or reimburse Licensor for any and all reasonable expenses incurred by Licensor in connection with the inspection, including, but not limited to, attorneys’ and accounting fees, travel expenses, room and board and compensation of Licensor’s employees.

6.

Obligations of Licensee.  Licensee recognizes the mutual benefit to Licensee, Licensor and other Bad Daddy’s Restaurant Licensees of the uniformity of the appearance, products, services and advertising of the Bad Daddy’s System and acknowledges and agrees that such uniformities are necessary for the successful operation of Bad Daddy’s Restaurants.  Licensee also acknowledges and agrees that products and services sold under the Marks and at Bad Daddy’s Restaurants have a reputation for excellence.  This reputation has been developed and maintained by Licensor and its Affiliates, and Licensee acknowledges and agrees that it is of the utmost importance to Licensor, Licensee and all other Bad Daddy’s Restaurant Licensees that such reputation be maintained.  As such, Licensee covenants and agrees with respect to the operation of the Restaurant that Licensee and its employees and agents will comply with all of the

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requirements of the Bad Daddy’s System and the Operations Manual and will throughout the term of this Agreement:

(a)

Operate the Restaurant and prepare and sell all products and services sold therein in accordance with, and comply with all requirements of, this Agreement, Licensor, the Bad Daddy’s System and the Operations Manual as they are now or hereafter established, including, without limitation, any specifications, standards, business practices and policies.  Licensor and its duly authorized representatives shall have the right, if they so elect, at all reasonable times, to enter and inspect the Restaurant to ensure that Licensee is in compliance therewith and to test any and all equipment, systems, products and ingredients used in connection with the operation of the Restaurant.

(b)

Maintain at all times, at its expense, the Restaurant and its equipment, fixtures, furnishings, furniture, décor, premises, parking areas, landscape areas, if any, and interior and exterior signs in a clean, attractive and safe condition in conformity with the Operations Manual and Licensor’s high standards and public image.  Licensee shall promptly make all repairs and replacements thereto as may be required to keep the Restaurant in the highest degree of sanitation and repair and to maintain maximum efficiency and productivity.  However, Licensee shall not undertake any alterations or additions (but may perform maintenance and make repairs) to the buildings, equipment, premises or parking areas associated with the Restaurant without the prior written approval of Licensor.  If Licensor changes the Bad Daddy’s System or standards of operation with respect to the Restaurant, Licensee expressly agrees to comply with each change within such reasonable time as Licensor may require, or if no time is specified, within thirty (30) days after receiving notification of the change.  Licensee shall also maintain maintenance contracts and/or service contracts on all equipment and machinery designated by Licensor and Licensor shall have the right to designate the vendor(s) for such contracts and the requirements for the contracts.

(c)

Make no physical changes from blueprint specifications or approved remodeling plans in connection with the premises constituting the Restaurant on the Licensee Site, or the design thereof, or any of the materials used therein, or their colors, without the express written approval of Licensor, except that Licensee will, upon request of Licensor, make such reasonable alterations to the Restaurant or premises as may be necessary to conform to the then-current marketing and operating standards and specifications of the Bad Daddy’s System.  Licensee will paint the Restaurant (interior or exterior) at such intervals as Licensor may reasonably determine to be advisable, which determination shall in no event be more than once in any calendar year.

(d)

Comply with all applicable laws, rules, ordinances and regulations that affect or otherwise concern the Restaurant or the Licensee Site, including, without limitation, zoning, disability access, signage, fire and safety, sales tax registration, and health and sanitation.  Licensee will be solely responsible for obtaining any and all licenses and permits required to operate the Restaurant, including, without limitation, liquor licenses.  Licensee must keep copies of all health, fire, building occupancy and similar inspection reports on file and available for Licensor to review.  Licensee must promptly forward to Licensor any inspection reports or correspondence stating that Licensee is not in compliance with any such laws, rules, ordinances and regulations.

(e)

Maintain sufficient inventories and employ sufficient employees to operate the Restaurant at its maximum capacity and efficiency at such hours and days as Licensor shall designate or approve in the Operations Manual or otherwise, and operate the Restaurant for such hours or days so designated or approved by Licensor.

(f)

Require all employees of the Restaurant to wear uniforms and abide by the Bad Daddy’s System dress code and to conduct themselves at all times in a competent and courteous manner

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and use best efforts to ensure that its employees maintain a neat and clean appearance and render competent, sober and courteous service to patrons of the Restaurant.  Licensor shall have no control over Licensee’s employees, including, without limitation, work hours, wages, hiring or firing.

(g)

Pay when due all amounts which it owes to anyone for supplies, equipment and other items used in connection with the Restaurant and all payments owed hereunder or under any other agreement entered into in connection with the operation of the Restaurant.  Licensee must notify Licensor immediately when and if Licensee becomes more than ninety (90) days delinquent in the payment of any of the obligations mentioned above.

(h)

Use only those ingredients, products, supplies, furnishings and equipment that (i) conform to the standards and specifications designated by Licensor in the Operations Manual or otherwise, and (ii) are purchased from suppliers designated or approved in writing by Licensor.  Licensor may designate at any time and for any reason, a single or multiple suppliers for ingredients, products, supplies, furnishings and equipment and require Licensee to purchase exclusively from such designated supplier or suppliers, which exclusive designated supplier(s) may be Licensor or an Affiliate of Licensor.  If Licensor designates itself as a supplier, Licensor has the right to earn a profit on any items it supplies.  Licensor and its Affiliates may receive payments, discounts or other consideration from suppliers in consideration of such suppliers’ dealings with Licensee and/or the system of Bad Daddy’s Restaurant franchisees and licensees, and may use all amounts received by it without restriction.  Licensor is not required to give Licensee an accounting of supplier payments or to share the benefit of supplier payments with Licensee or other Bad Daddy’s Restaurant Licensees.  If Licensee desires to purchase any ingredients, products, supplies, furnishings and equipment from suppliers other than those previously approved by Licensor and such items have not been designated by Licensor to be exclusively supplied by a designated supplier(s), Licensee shall first submit to Licensor a written request for authorization to purchase such items, together with such information and samples as Licensor may require.  Licensor shall have the right to require periodically that its representatives be permitted to inspect such items and/or suppliers’ facilities, and that samples from the proposed suppliers, or of the proposed items, be delivered for evaluation and testing, either to Licensor or to an independent testing facility designated by Licensor.  Permission for such inspections shall be a condition of the initial and continuing approval of such supplier, manufacturer or distributor.  Licensor shall, within ninety (90) days after its receipt of such request and completion of such evaluation and testing (if required by Licensor), notify Licensee in writing of its approval or disapproval.  Licensor may deny such approval for any reason, including its determination to limit the number of approved suppliers.  The provisions above shall only apply if Licensor has not designated an exclusive supplier or suppliers.

(i)

Prominently display at the Restaurant and the Licensee Site signs using the name “BAD DADDY’S BURGER BAR,” and/or other signs, of such nature, form, color, number, location and size, and containing such material as Licensor may from time to time reasonably direct or approve in writing; and not display in the Restaurant or on the Licensee Site or elsewhere any sign or advertising media of any kind to which Licensor reasonably objects.

(j)

Refrain from deviating from the formulas, recipes or specifications of materials and ingredients of food as specified by Licensor, without the prior written consent of Licensor, adhere to the menu and all changes, alterations, additions and subtractions thereof, thereto or therefrom as specified by Licensor from time to time, follow all specifications of Licensor as to the uniformity of products and weight, quality and quantity of unit products served and sold, and serve and sell only such menu items as are designated by Licensor.

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(k)

Ensure that an individual who has completed the initial training program described in Section 12.1 below is at the Restaurant at all times during which the Restaurant is open for business.

(l)

Participate in all national, regional or local advertising and promotional activities Licensor or the Advertising Cooperative requires.  Licensee understands that Licensor implements promotions such as discount coupons, certificates, frequent customer cards, special menu promotions, gift cards and other activities intended to enhance customer awareness and build traffic at Bad Daddy’s Restaurants on a national, regional or local level.  Licensor may establish procedures and regulations related to these promotions in the Operations Manual and Licensee agrees to honor and participate in these programs in accordance with such procedures and regulations specified by Licensor in the Operations Manual or otherwise in writing.

(m)

Become a member of any purchasing and/or distribution cooperative/association/program designated by Licensor and/or established by Licensor for the Bad Daddy’s System, remain a member in good standing thereof throughout the term of this Agreement and pay all membership fees or fees on purchases that are assessed by such purchasing and/or distribution cooperative/association/program.  In addition, as required by Licensor, maintain contracts with, or participate in any Licensor contracts, with any third-party(ies) offering customer service, mystery shopper, shopper experience, food safety or other service programs designed to audit, survey, evaluate or inspect business operations.  Licensee understands that Licensor has the right to specify the third party(ies) and the required level of participation in such programs and that Licensee will bear the cost thereof.

(n)

Operate and maintain the Restaurant in a manner which will ensure that the Restaurant will obtain an acceptable classification for restaurants of like kind from the governmental authorities that inspect restaurants in the Licensed Territory.

(o)

Abide by any maximum, minimum or other pricing requirements established by Licensor with respect to products and services provided at the Restaurant.

7.

Operations Manual.  During the term of this Agreement, Licensor will loan to Licensee one (1) copy of, or provide Licensee with electronic access to, Licensor’s confidential operations manual (the “Operations Manual”), which may consist of printed manuals, computerized documents or software, information provided on the Internet or an extranet, DVDs or any other medium Licensor adopts periodically for use with the Bad Daddy’s System and designates as part of the Operations Manual.  The Operations Manual is confidential, copyrighted and Licensor’s exclusive property.  The Operations Manual will contain information and specifications concerning the standards and specifications of the Bad Daddy’s System, the development and operation of the Restaurant and any other information and advice Licensor may periodically provide to its Licensees.  Licensor may update and change the Operations Manual periodically to reflect changes in the Bad Daddy’s System and the operating requirements applicable to Bad Daddy’s Restaurants, and Licensee expressly agrees to comply with each requirement within such reasonable time as Licensor may require, or if no time is specified, within thirty (30) days after receiving notification of the requirement.  Licensee shall at all times ensure that its copy of the Operations Manual and any other confidential materials supplied by Licensor to Licensee are kept current and up to date.  Licensee must keep any printed Operations Manual in a secure location at the Restaurant and must restrict employee access to the Operations Manual on a need to know basis, and take reasonable steps to prevent unauthorized disclosure or copying of any information in any printed or computerized Operations Manual.  If Licensor and Licensee have any disagreement about the most current contents of the Operations Manual, Licensor’s master copy of the Operations Manual will control.  Upon the expiration or termination of this Agreement for any reason, Licensee must return all copies of the

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Operations Manual to Licensor, and upon Licensor’s request, certify to Licensor that Licensee has not kept any copies in any medium.

8.

Modifications and Improvements to the Bad Daddy’s System.

8.1

Modification by Licensor.  Licensee recognizes and agrees that from time to time hereafter, Licensor may change, modify or improve the Bad Daddy’s System, including, without limitation, modifications to the Operations Manual, the processes and systems to support the business, the menu items and other product ingredients, the products offered for sale, the required equipment, the signage, the presentation and usage of the Marks, and the adoption and use of new, modified or substituted Marks or other proprietary materials.  Licensee agrees to accept, use and/or display for the purposes of this Agreement any such changes, modifications or improvements to the Bad Daddy’s System, including, without limitation the adoption of new, modified or substituted Marks, as if they were part of the Bad Daddy’s System as of the Effective Date, and Licensee agrees to make such expenditures as such changes, modifications or improvements to the Bad Daddy’s System may require.

8.2

Modification by Licensee.  If Licensee develops any new modification, concept, process, improvement or slogan in the operation or promotion of the Restaurant or to the Bad Daddy’s System, the same shall be deemed a work made for hire, and Licensee shall promptly notify Licensor of, and provide Licensor with all necessary information regarding, such modification, concept, process, improvement or slogan, without compensation to Licensee.  Licensee acknowledges that any such modification, concept, process, improvement or slogan shall become Licensor’s sole and exclusive property and that Licensor may use and/or allow other Licensees to use the same in connection with the Bad Daddy’s System or the operation of Bad Daddy’s Restaurants, without compensation to Licensee.

Information Technology; Website.

9.1

Information Technology.  Licensee, at its expense, must purchase and use a computerized cash collection and data processing system (the “POS System”) that meets the standards and specifications provided by Licensor from time to time in the Operations Manual or otherwise. Licensee must enter all sales and other information Licensor requires in the POS System. Licensor may periodically require Licensee, at its expense, to upgrade or update the POS System to remain in compliance with the standards and specifications required by Licensor.  Licensee, at its expense, must maintain the POS System in good working order and connected to any telephone or computer network that Licensor requires.  Licensor may require Licensee, at its expense, to configure and connect the POS System to Licensor’s systems to provide Licensor with continuous real-time access to all information and data stored on the POS System.  Licensor may require Licensee to pay Licensor or its designated third party(ies) reasonable fees to support and upgrade the POS System and a reasonable fee to Licensor or its designated third party(ies) for collecting data from the POS System.  In addition to the POS System, Licensee, at its expense, must equip the Restaurant with the computer hardware and software that Licensor specifies periodically and maintain access to the Internet or other computer network(s) that Licensor specifies.  In addition, Licensee, at its expense, must also apply for and maintain other credit card, debit card or other non-cash payment systems that Licensor periodically requires.  Licensor may require Licensee to maintain support service contracts and/or maintenance service contracts and implement and periodically make upgrades and changes to the POS System, computer hardware and software, and credit card, debit card or other non-cash payment systems.

9.2

Website.  Licensor currently operates a website related to the Bad Daddy’s System at www.baddaddysburgerbar.com (the “Website”).  Licensor shall have the right to designate a successor Website.  Subject to the terms of this Agreement, during the term hereof, Licensor may make available to Licensee a sub-page on the Website that will be located at a sub-domain of the Website to be specified by

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Licensor (the “Subpage”).  Licensee will be permitted to upload content onto the Subpage solely to promote, and provide customers information related to, the Restaurant operated by Licensee.  Licensee shall only upload content onto the Subpage in accordance with terms of this Agreement as well as any guidelines, directives or specifications (collectively, “Subpage Standards”) in the Operations Manual.  Licensee understands and agrees that the Subpage may not contain content which references any other Restaurant other than the Restaurant operated by Licensee.  Licensee will not upload, publish, display or otherwise include or use any content on the Subpage without receiving the prior written approval of Licensor.  Accordingly, once the initial content of the Subpage is approved by Licensor, Licensee must submit any changes to such content to Licensor for its prior written approval.

Licensor’s review and approval of the Subpage content shall not be construed as Licensor’s approval, recommendation or endorsement of Licensee or a representation or warranty by Licensor that such content is accurate, complete, truthful or correct.  Licensee acknowledges and understands that the registration for the Website domain name is and shall be maintained exclusively in the name of Licensor or its designee. Licensee acknowledges Licensor’s or its designee’s exclusive right, title and interest in and to the domain name for the Website and further acknowledges that nothing herein shall give it any right, title or interest in such domain name.  Licensee will assist Licensor in preserving and protecting Licensor’s or its designee’s rights in and to the Website domain name.

Licensee further acknowledges and agrees that Licensor may, at any time in its sole discretion, cease to make the Subpage available to Licensee or the public.  Licensee agrees that Licensor shall have no liability for failing to make the Subpage available to Licensee or the public.  ADDITIONALLY, TO THE MAXIMUM EXTENT PERMITTED BY LAW, LICENSOR HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES (WHETHER EXPRESS, IMPLIED OR STATUTORY) RELATED TO THE AVAILABILITY AND PERFORMANCE OF THE WEBSITE AND THE SUBPAGE, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, LICENSOR SHALL NOT BE LIABLE FOR ANY DIRECT OR INDIRECT DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY CONSEQUENTIAL, PUNITIVE OR INCIDENTAL DAMAGES OR DAMAGES FOR LOST PROFIT OR LOSS OF BUSINESS) RELATED TO THE USE, OPERATION, AVAILABILITY OR FAILURE OF THE WEBSITE OR SUBPAGE.  Upon the termination or expiration of this Agreement for any reason or Licensee’s default under this Agreement for any reason, all right of Licensee to upload content onto, or otherwise use, the Subpage shall immediately cease, and Licensor may cease to make the Subpage available to Licensee.

Licensee shall be strictly prohibited from using the Marks in any fashion on any social and/or networking websites, including, but not limited to, Facebook, LinkedIn, MySpace and Twitter, without Licensor’s prior written consent.  Any such use must be in compliance with any policies issued by Licensor relating to advertising, promotion, marketing and social media, as such may be amended, modified and/or expanded by Licensor at any time in its sole discretion.  Licensor’s current social media policy, attached hereto as Exhibit D, is hereby incorporated by reference for all purposes whatsoever.

10.

Advertising.

10.1

Grand Opening.  Licensee, at its sole expense, must develop and implement a grand opening promotion approved by Licensor to introduce the Restaurant to the public during the period that is thirty (30) days after the opening of the Restaurant. To the extent Licensor has developed or approved marketing or advertising programs and materials for the Restaurant’s grand opening, Licensee must use such programs and materials, if required by Licensor.

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10.2

Advertising Fund.  In addition to all other amounts required to be paid hereunder, during the term hereof, in the event that Licensor establishes an Advertising Development and Research Fund (the “Advertising Fund”), Licensee must pay to Licensor, or such other entity designated by Licensor, an amount based upon Gross Sales to be determined by Licensor on or before November 1st of each year with respect to the following calendar year, provided such amount shall not exceed two percent (2%) of Gross Sales (the “Advertising Fee”), which amount shall be used by the Advertising Fund.  The Advertising Fee shall be the same for all Bad Daddy’s Restaurant franchisees and licensees.  Payment of the Advertising Fee shall be made on each Wednesday based upon Gross Sales of the Restaurant for the prior week.  The Advertising Fee will be expended for the benefit of Licensor, Licensee and all other licensees, franchisees or users of the Bad Daddy’s System for the production or purchase of such radio, television, print and/or other advertising materials or services as Licensor deems necessary or appropriate, in its sole discretion, on a national, regional or local basis.  The expenditure of such funds for advertising is to be under the control of, and in the discretion of, Licensor, at all times, or such other entities designated by Licensor.  Licensee understands and acknowledges that the Advertising Fund is intended to maximize and support general public recognition, brand identity, sales and patronage of Bad Daddy’s Restaurants for the benefit of all Bad Daddy’s Restaurants, and Licensor undertakes no obligation to ensure that the Advertising Fund benefits each Bad Daddy’s Restaurant in proportion to its respective contributions.  Licensor agrees that all funds contributed to the Advertising Fund may be used to meet any and all costs (including, without limitation, reasonable salaries and overhead incurred by Licensor) of maintaining, administering, directing and preparing national, regional or local advertising materials, programs and public relations activities including, without limitation, the costs of preparing and conducting television, radio, magazine, billboard and newspaper advertisements, direct response literature, direct mailings, brochures, collateral advertising material, implementing websites for Licensor and/or its licensees and/or franchisees, surveys of advertising effectiveness and other media programs and activities, employing advertising agencies to assist therewith and providing promotional brochures, decals and other marketing materials.

The Advertising Fund shall be established as a separate banking account and monies received shall be accounted for separately from Licensor’s other funds and shall not be used to defray any of Licensor’s general operating expenses, except for such reasonable salaries, administrative costs and overhead as Licensor may incur in activities reasonably related to the administration or direction of the Advertising Fund and its advertising programs.  The Advertising Fund will not be Licensor’s asset.  A financial statement of the operations of the Advertising Fund shall be prepared annually and shall be made available to Licensee upon request. Licensor may spend in any fiscal year more or less than the aggregate contribution of all Bad Daddy’s Restaurants to the Advertising Fund in that year, and the Advertising Fund may borrow from Licensor or others to cover deficits or invest any surplus for future use.  Any lender loaning money to the Advertising Fund shall receive interest at a reasonable rate.  All interest earned on monies contributed to the Advertising Fund will be used to pay advertising costs before other assets of the Advertising Fund are expended.  Licensor may cause the Advertising Fund to be incorporated or operated through a separate entity at such time as Licensor may deem appropriate, and such successor entity, if established, will have all rights and duties specified in this Section.  Licensor will not be liable for any act or omission with respect to the Advertising Fund that is consistent with this Agreement and done in good faith.  Except as expressly provided in this Section 10.2, Licensor assumes no direct or indirect liability or obligation to Licensee with respect to the maintenance, direction or administration of the Advertising Fund.  Licensee acknowledges and agrees that Licensor is not operating or acting as a trustee or fiduciary with respect to the Advertising Fees collected.  Licensor may reduce contributions of Licenses to the Advertising Fund and upon notice to Licensee, reduce the Advertising Fund’s operation or terminate the Advertising Fund and distribute unspent monies to those contributing Licensees in proportion to their contributions in the past.

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10.3

Local Advertising. Subject to Section 10.4 below, Licensee agrees that, in addition to the payment of the Advertising Fee, it will spend such amount each calendar quarter for local market advertising (e.g., marketing, promotions, publicity, sports promotion, social network) as determined by Licensee in its reasonable discretion.

10.4

Advertising Cooperatives.  In connection with the Restaurant and any and all other Bad Daddy’s Restaurants owned or operated by Licensee, Licensee shall participate, if required by Licensor, in any local, regional or national cooperative advertising group, consisting of other licensees and franchisees of  Bad Daddy’s Restaurants and company-owned Restaurants, when and if any such groups are created (each, an “Advertising Cooperative”).  The particular Advertising Cooperative(s) in which Licensee may be required to participate shall be designated by Licensor in its reasonable discretion.  Licensee’s payments to any Advertising Cooperative shall be determined by Licensee and those other licensees and franchisees of the Bad Daddy’s System and/or Licensor and its Affiliates, as the case may be, who are participants in such Advertising Cooperative, as set forth in the by-laws of that Advertising Cooperative or membership, dues, participation or other payment agreements of such Advertising Cooperative.  Licensee, however, may not be required to spend more than two percent (2%) of Gross Sales per annum in connection with any Advertising Cooperative.  Amounts paid to an Advertising Cooperative shall be credited against payments Licensee is otherwise required to make for local advertising as required by Section 10.3 above.  Any payments to an Advertising Cooperative shall be in addition to the amounts required to be paid or spent under Sections 10.1 and 10.2 hereof.  Licensee shall enter into such agreements with such other licensees and franchisees of the Bad Daddy’s System and/or Licensor, as the case may be, as shall be necessary or appropriate to accomplish the foregoing and Licensee shall abide by such agreements and decisions that the Advertising Cooperative is authorized by Licensor and such licensees and franchisees to make related to advertising and marketing in the area covered by the Advertising Cooperative.  If Licensee becomes delinquent in its dues or other payments to the Advertising Cooperative or fails to abide by any agreements or authorized decisions of the Advertising Cooperative, such delinquency or failure shall be deemed a material breach of this Agreement.  Licensor may, upon thirty (30) days’ written notice to Licensee, suspend or terminate an Advertising Cooperative’s program or operations.  As a member of any Advertising Cooperative, at the request of Licensor, Licensee shall provide to Licensor all information requested by Licensor related to such Advertising Cooperative within ten (10) days after Licensor’s request therefor.

10.5

Approval of Advertising.  Any and all advertising and marketing materials (whether developed in connection with an Advertising Cooperative or otherwise) not prepared or previously approved by Licensor shall be submitted to Licensor at least two (2) weeks before any publication or run date for approval, which approval may be granted or withheld in Licensor’s sole discretion.  Licensor will provide Licensee with written notification of its approval or disapproval within a reasonable time.  In the event Licensor does not notify Licensee of its approval or disapproval within ten (10) days of Licensor’s receipt of the materials, the materials shall be deemed approved.  Licensee must discontinue the use of any approved advertising within five (5) days of Licensee’s receipt of Licensor’s request to do so.  No advertising or promotion by Licensee shall be conducted on or through the Internet or other electronic transmission without express prior written approval by Licensor.  All advertising and promotion by Licensee must be factually accurate and shall not detrimentally affect the Marks or the Bad Daddy’s System, as determined in Licensor’s sole discretion.  From time to time, we may issue policies on advertising, promotion, marketing and social media.  Licensee covenants and warrants with respect to such policies that Licensee and its employees and agents will comply with all of the requirements of any such policies throughout the term of this Agreement.

11.

Opening Assistance. Before opening the Restaurant, Licensee shall comply with (a) all of Licensor’s pre-opening, development, construction and training requirements and checklists, and (b) all other opening requirements set forth in this Agreement, the Operations Manual and/or elsewhere in

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writing by Licensor (the “Opening Requirements”).  Upon satisfactory completion of the Opening Requirements, Licensor shall provide Licensee with two (2) Bad Daddy’s representatives (one (1) representative to assist with culinary and “back of the house” matters, and one (1) representative to assist with “front of the house” matters) to assist in the opening of the Restaurant and the training of Licensee’s employees for up to five (5) days prior to and up to five (5) days following the opening.  Licensor shall provide such opening person at no charge to Licensee.  The opening representatives shall assist in the planning and developing of a pre-opening marketing plan for and the grand opening of the Restaurant.   Licensor may, but is not obligated to, assign more of its representatives to the Restaurant opening or increase the number of days of assistance.

12.

Training.

12.1

Initial Training.  The Restaurant must have four (4) individuals that (a) are designated by Licensee to assume primary responsibility for managing the Restaurant and (b) will devote full time and best efforts to the management and operation of the Restaurant (the “Managers”).  Licensee will inform Licensor in writing as to the identity of the Managers, including all additions to and successors of the Managers.  As and when required by Licensor, unless Licensee owns and operates an existing Restaurant (in addition to the Restaurant that is the subject of this Agreement) that is certified by Licensor as a training Restaurant (a “Training Restaurant”), the Managers must attend and successfully complete to the satisfaction of Licensor an initial management training program specified by Licensor.  In the event Licensee owns and operates a Training Restaurant, the Managers must successfully complete to the satisfaction of Licensor the training program provided by Licensor to Licensee for use at the Training Restaurant, or a comparable training program approved in advance by Licensor in its sole discretion.  Each Manager required to complete the initial training program must successfully complete it before the Restaurant may open for business.  No fee will be charged by Licensor for the participation of the four (4) Managers in the training program, however, Licensee shall be responsible for the costs and expenses (such as transportation, lodging, meals, compensation and incidental expenses) of each individual who attends the training.  During operating hours, a Manager who has successfully completed the initial training program must at all times be at the Restaurant.  In the event that a Manager ceases active employment at the Restaurant, Licensee must notify Licensor within ten (10) days of cessation of the Manager’s employment at the Restaurant and replace such Manager and commence training such Manager on the Bad Daddy’s System as soon as reasonably practicable thereafter. Licensee is responsible for all related travel and living expenses and wages incurred in connection with any replacement Manager attending these training sessions, as well as our per diem training fee.

12.2

Training of Employees.  Licensee shall implement a training program approved by Licensor for employees of the Restaurant and shall be responsible for the proper training of its employees.  Licensee agrees not to employ any person who fails or refuses to complete Licensee’s training program or is unqualified to perform his or her duties at the Restaurant in accordance with the requirements established for the operation of a Bad Daddy’s Restaurant.

12.3

Additional Training.  Licensee and its Managers and employees shall attend and conduct such additional training programs as Licensor may from time to time reasonably require relating to the operation of the Restaurant and the Bad Daddy’s System.  Licensee also may be required to purchase training or other instructional materials as specified by Licensor from time to time in the Operations Manual or otherwise. Licensee is responsible for all related travel and living expenses and wages incurred in connection with attending these training sessions, as well as our per diem training fee.

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13.

Marks.

13.1

Ownership of the Marks.  Licensee acknowledges and agrees that nothing herein contained shall give Licensee any right, title or interest in and to the Marks, except the non-exclusive right to use the Marks in connection with the operation of the Restaurant under the Bad Daddy’s System in accordance with the terms of this Agreement.  Licensee also acknowledges and agrees that the Marks and all goodwill now or in the future pertaining to the Marks are the sole and exclusive property of Licensor and its Affiliates and that it shall not raise or cause to be raised any questions concerning, or objections to, the validity or ownership of such Marks on any grounds whatsoever.  Licensee will not seek to register, reregister or assert claim to or ownership of, or otherwise appropriate to itself, any of the Marks or any marks or names confusingly similar to the Marks, or the goodwill symbolized by the Marks except insofar as such action inures to the benefit of and has the prior written approval of Licensor.  Upon the expiration, termination or cancellation of this Agreement, whether by lapse of time, default or otherwise, Licensee agrees immediately to discontinue all use of the Marks and to remove all copies, replicas, reproductions or simulations thereof from the Restaurant and to take all necessary steps to assign, transfer or surrender to Licensor or otherwise place in Licensor or its Affiliate title to all such names or marks (other than the Marks) which Licensee may have used during the term of this Agreement or any renewal or extension thereof in connection with the operation of the Restaurant.  Licensee hereby acknowledges that Licensor and its Affiliates own and control the Bad Daddy’s System and all aspects thereof.

13.2

Use of the Marks.  In order to protect the Marks, the Bad Daddy’s System, and the goodwill associated therewith, Licensee shall, unless Licensor otherwise consents in writing:

(a)

Only use the Marks designated by Licensor, and only in the manner authorized and permitted by Licensor.  Licensee’s right to use the Marks is limited to such uses as are authorized under this Agreement, and any unauthorized use thereof shall constitute an infringement of rights of Licensor and its Affiliates.

(b)

Only use the Marks for the operation of the Restaurant and only at the Licensee Site, or in advertising for the Restaurant located at the Licensee Site.  Licensee may not use any of the Marks in any part of any domain name or electronic address or any similar proprietary or common carrier electronic delivery system.  Licensee will not seek to register, or assert any claim of ownership or usage rights to, any domain name or electronic address incorporating any of the Marks or any names confusingly similar to the Marks.  Licensee agrees to take all necessary steps to assign to Licensor all rights in or to such domain names and electronic addresses (and any registrations for the foregoing) that Licensee may acquire, including without limitation, the execution of a transfer and assignment agreement in favor of, and in form and substance acceptable to, Licensor.

(c)

Operate and advertise the Restaurant only under the name “BAD DADDY’S BURGER BAR” or such other Marks as Licensor may designate from time to time, without prefix or suffix, except to describe the location of the Restaurant.

(d)

If Licensee is an Entity, not use any of the Marks, including, without limitation, the name “BAD DADDY’S” or “BAD DADDY’S BURGER BAR,” in its corporate or other legal name without the prior written consent of Licensor.

(e)

Not permit the use of any trade names, trademarks or service marks to identify the Restaurant or the Licensee Site other than the Marks.

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(f)

If state or local laws or ordinances require that Licensee file an affidavit of doing business under an assumed name or otherwise file a report or other certificate indicating that “BAD DADDY’S BURGER BAR” or any similar name is being used as a fictitious or assumed name, include in such filing or application therefor an indication that the filing is made as a Licensee of Licensor.

(g)

Have the symbol TM, SM or R enclosed in a circle or such other symbols or words as Licensor may designate to protect the Marks on all surfaces where the Marks appear.

13.3

Infringement.  Licensee shall promptly inform Licensor in writing of any infringement or imitations of any Marks, the Bad Daddy’s System or any act of unfair competition against Licensor or Licensee as to which Licensee has knowledge.  Licensee shall not make any demand or serve any notice, orally or in writing, or institute any legal action or negotiate, compromise or settle any controversy with respect to any such infringement or unfair competition without first obtaining Licensor’s written consent.  Licensor shall have the exclusive right to institute, negotiate, compromise, settle, dismiss, appeal or otherwise handle any such action and take such steps as it may deem advisable to prevent any such action and to join Licensee and any other licensees and franchisees as a party to any such action to which Licensor may be a party and to which Licensee is or would be a necessary or proper party, but nothing herein shall be construed to obligate Licensor to seek recovery of costs or damages of any kind in any such litigation, the assertion or waiver of such claims being within the sole discretion of Licensor.  The costs of any such action shall be paid by Licensor and any recovery obtained from such infringers shall be paid to Licensor.

13.4

Substitute Marks.  If Licensor decides to change, add or discontinue use of any Mark, or to introduce additional or substitute Marks, Licensee, upon a reasonable period of time after receipt of written notice, shall take such action, at its sole expense, as is necessary to comply with such change, alteration, discontinuation, addition or substitution.  Licensor shall have no liability for any loss of revenue or goodwill due to any new Mark or discontinued Mark.

14.

Indemnification; Insurance; Taxes.

14.1

Indemnification.  Licensee agrees to indemnify, defend and hold harmless Licensor and its Affiliates, members, directors, officers, employees, agents, successors and assignees (the “Indemnified Parties”) against and to reimburse any one or more of the Indemnified Parties for all claims, obligations and damages described in this Section, any taxes described in Section 14.3 below and any claims and liabilities directly or indirectly arising out of the Restaurant’s operation or Licensee’s breach of this Agreement, except to the extent they arise as a result of Licensor’s own gross negligence or willful misconduct or Licensor’s right to use and/or license the Bad Daddy’s System.  For purposes of this indemnification, “claims” includes all obligations, damages (actual, consequential or otherwise) and costs reasonably incurred in the defense of any claim against any of the Indemnified Parties, including, without limitation, reasonable accountants’, arbitrators’, attorneys’ and expert witness fees.  Licensor has the exclusive right to defend any such claim.  This indemnity will continue in effect after the expiration or termination of this Agreement.    Licensor shall indemnify Licensee against any claims against Licensee arising out of or related to Licensor’s right to use and/or license the Bad Daddy’s System.

14.2

Insurance.  Licensee agrees to secure and maintain during the term of this Agreement, at its own cost, the following insurance policies by carriers approved by Licensor:

(a)

Such insurance as may be required by the terms of any lease for the Licensee Site or, if there is no such lease, Licensee agrees to carry fire and extended coverage insurance (including, if applicable, flood and earthquake coverage) covering the building and all equipment, supplies, products,

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inventory, furniture, fixtures and other tangible property located in the Restaurant or on the Licensee Site in the amount of the full replacement value of such property.

(b)

Commercial General Liability Insurance, including coverages for products/completed operations, contractual liability, explosion, collapse and underground, personal and advertising injury, fire damage/damage to rented premises, medical expenses, and dram shop/liquor liability, having a combined single limit for bodily injury and property damage of $1,000,000 per occurrence and $2,000,000 in the aggregate and, if Licensee owns, rents or identifies any vehicles with any Mark or vehicles are used in connection with the operation of the Restaurant, automobile liability coverage for owned, non-owned, scheduled and hired vehicles having a combined single limit of $1,000,000 per occurrence; plus excess liability umbrella coverage for the general liability and automobile liability coverages in an amount of not less than $5,000,000 per occurrence and in the aggregate. All such coverages shall be on an occurrence basis and shall provide for waivers of subrogation in favor of Licensor.

(c)

Workers’ compensation insurance, or a similar policy if the Restaurant is located in a non-subscriber state, covering all of its employees as is required by law, provided that such insurance shall have the following minimum coverage limits: general coverage of $500,000 per accident and employee disease coverage of $500,000 per employee and in the aggregate.  Such coverages shall provide for waivers of subrogation in favor of Licensor.

(d)

Business interruption and extra expense insurance for a minimum of six (6) months to cover net profits and continuing expenses (including Royalty Fees).

Licensee agrees that Licensor shall be named as an additional insured under each of the foregoing insurance policies.  Before the opening of the Restaurant and, thereafter, at least thirty (30) days before the expiration of any such policy or policies, Licensee shall deliver to Licensor certificates of insurance evidencing the proper coverage with limits not less than those required hereunder, and all such certificates shall expressly contain endorsements requiring the insurance company to give Licensor at least thirty (30) days written notice in the event of material alteration to, or termination, non-renewal, or cancellation of, the coverages evidenced by such certificates and notice of any claim filed under such policy within thirty (30) days after the filing of such claim.  Licensor may, from time to time, during the term of this Agreement, at its sole option, require that the minimum limits and types of insurance coverage, as specified above, be increased or changed as determined solely by Licensor.  If Licensee at any time fails or refuses to maintain any insurance coverage required by Licensor or to furnish satisfactory evidence thereof, Licensor, at its option and in addition to its other rights and remedies hereunder, may, but need not, obtain such insurance coverage on behalf of Licensee, and Licensee shall pay to Licensor on demand any premiums incurred by Licensor in connection therewith.  Licensee’s obligation to obtain and maintain, or cause to be obtained and maintained, the foregoing policy or policies in the amounts specified shall not be limited in any way by reason of any insurance which may be maintained by Licensor, nor shall Licensee’s performance of that obligation relieve it of liability under the indemnity provisions set forth in Section 14.1 hereof.  Notwithstanding the existence of such insurance, Licensee, as agreed above, is and shall be responsible for all loss or damage and contractual liability to third persons originating from or in connection with the operation of the Restaurant and for all claims or demands for damages to property or for injury, illness or death of persons directly or indirectly resulting therefrom.

14.3

Taxes.  Licensee shall promptly pay when due all taxes levied or assessed by reason of its operation and performance under this Agreement including, but not limited to, if applicable, state employment tax, state sales tax (including any sales or use tax on equipment purchased or leased) and all other taxes and expenses of operating the Restaurant.  In no event shall Licensee permit a tax sale or

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seizure by levy or execution or similar writ or warrant to occur against the Restaurant, the Licensee Site or any tangible personal property used in connection with the operation of the Restaurant.

15.

Transfer.

15.1

Transfer by Licensor.  This Agreement may be unilaterally assigned by Licensor and shall inure to the benefit of its successors and assigns.  Licensee agrees and affirms that Licensor may sell itself, its assets, the Marks and/or the Bad Daddy’s System to a third-party; may go public; may engage in private placement of some or all of its securities; may merge, acquire other Entities, or be acquired by another Entity; and/or may undertake a refinancing, recapitalization, leveraged buyout or other economic or financial restructuring.  Licensee further agrees and affirms that Licensor has the right, now or in the future, to purchase, merge, acquire or affiliate with an existing competitive or noncompetitive franchisee network, chain or any other business regardless of the location of that chain’s or business’ facilities, and to operate, franchise or license those businesses and/or facilities under the Marks or any other marks following Licensor’s purchase, merger, acquisition or affiliation, regardless of the location of these facilities, which Licensee acknowledges may be proximate to any of its Restaurants, but subject to Section 3.3 hereof; provided, that any use of the Marks in connection with the conversion of a restaurant to a Bad Daddy’s Restaurant that is located in the Licensed Territory or in the Area of Responsibility during the period in which Licensee has exclusive rights thereto hereunder shall require the prior written consent of Licensee.  With regard to any of the above sales, assignments and dispositions, Licensee expressly and specifically waives any claims, demands or damages arising from or related to the loss of Licensor’s name, the Marks (or any variation thereof) and the Bad Daddy’s System and/or the loss of association with or identification of Licensor under this Agreement.

15.2

Transfer by Licensee.  Licensee shall not subfranchise, sublicense, sell, assign, transfer, merge, convey or encumber (each, a “Transfer”) the Restaurant, the Licensee Site, this Agreement or any of its rights or obligations hereunder, or suffer or permit any such Transfer of the Restaurant, the Licensee Site, this Agreement or its rights or obligations hereunder to occur by operation of law or otherwise without the prior written consent of Licensor.  In addition, if Licensee is an Entity, the shareholders, members, partners, beneficiaries, investors or other equity holders of Licensee (the “Equity Holders”), as the case may be, may not Transfer their equity interests in such Entity, without the prior written consent of Licensor.  Any Transfer in violation of this Section shall be void and of no force and effect.  In the event Licensee is an Entity with certificated equity interests, all stock or equity certificates of Licensee or such Equity Holder, as the case may be, shall have conspicuously endorsed upon them a legend in substantially the following form:

“A transfer of this equity interest is subject to the terms and conditions of the LICENSE AGREEMENT entered into with Bad Daddy’s Franchise Development, LLC dated the____ day of _______, 2013.”

15.3

Approval of Transfer.  Licensor’s approval of any Transfer is, in all cases, subject to the following:

(a)

the purchaser and/or the controlling persons of the purchaser having a satisfactory credit rating, being of good moral character, having business qualifications satisfactory to Licensor,

(b)

the purchaser entering into Licensor’s then current form of franchise agreement, area development agreement and any and all agreements with Licensor that are being required of all new franchisees, including a guaranty agreement, or any other agreement which may require payment of different or increased fees from those paid under this Agreement; provided, however, at Licensee’s

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option, the Royalty Fee payable under the then-current form of franchise agreement shall remain three percent (3%);

(c)

the terms and conditions of the proposed Transfer (including, without limitation, the purchase price) being satisfactory to Licensor in its reasonable discretion;

(d)

all monetary obligations (whether hereunder or not) of Licensee to Licensor and its Affiliates being paid in full;

(e)

Licensee and its Equity Holders executing a general release of any and all claims against Licensor and its Affiliates, members, managers, officers, directors, employees and agents, in a form satisfactory to Licensor;

(f)

Licensee reimbursing Licensor for all legal, training and other expenses incurred by Licensor in connection with the Transfer; and

(g)

Licensee or such Equity Holder first offering to sell such interest to Licensor pursuant to Sections 18.2 and/or 19 of this Agreement, as applicable, and the same having been declined by Licensor in the manner therein set forth.

16.

Restrictive Covenants.

16.1

Covenants Not to Compete.

(a)

Non-Competition during Term.  In addition to and not in limitation of any other restrictions on Licensee contained herein, Licensee and those Equity Holders that own at least twenty-five percent (25%) of the voting equity interests of Licensee (each, a “Restricted Party”), agree that they will not, directly or indirectly, for and on behalf of itself, himself, herself or any other Person, during the term of this Agreement (i) have any direct or indirect interest as a disclosed or beneficial owner in a Competitive Business, regardless of location or (ii) perform services as a director, officer, manager, employee, consultant, representative, agent, or otherwise for a Competitive Business, regardless of location.

(b)

Post-Term Non-Competition.  In addition to and not in limitation of any other restrictions on Licensee contained herein, Licensee and the Restricted Parties agree that they will not, for one (1) year following the effective date of termination or expiration of this Agreement for any reason, or following the date of a Transfer by Licensee, or, with respect to a Restricted Party only, by such Restricted Party, directly or indirectly, for and on behalf of itself, himself, herself or any other Person, (i) have any direct or indirect interest as a disclosed or beneficial owner in a Competitive Business or (ii) perform services as a director, officer, manager, employee, consultant, representative, agent, or otherwise for a Competitive Business which, in either case, is located or operating within a three (3) mile radius of any Bad Daddy’s Restaurant.

(c)

General.  For purposes of this Agreement, the term “Competitive Business” means any business operating, or granting Licenses or licenses to others to operate, a restaurant or other food service business engaged in the retail sale of hamburgers in a full-service restaurant with a full-service bar, provided that more than thirty percent (30%) of such business’ entree offerings consist of hamburgers (other than another Bad Daddy’s Restaurant operated under license from Licensor or its Affiliates); provided, however, Good Times Burgers and Frozen Custard restaurants, so long as they are not operated as full-service restaurants, shall not constitute a Competitive Business for purposes of this Agreement.  The parties acknowledge that the covenants contained in this Section 16.1 are given in

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consideration of the fact that Licensee and the Restricted Parties will possess knowledge of Licensor’s business and operating methods and confidential information, disclosure and use of which would prejudice the interest of Licensor and its franchisees and licensees in the Bad Daddy’s System.  Licensee further understands and acknowledges the difficulty of ascertaining monetary damages and the irreparable harm that would result from breach of these covenants.  If any part of this restriction is found to be unreasonable in scope, time or distance, such scope, time or distance may be reduced by appropriate order of the court to that deemed reasonable.  Licensor shall, as a matter of course, receive injunctive relief to enforce such covenants in addition to any other relief to which it may be entitled at law or in equity.  Licensor shall receive such injunctive relief without the necessity of posting bond or other security, such bond or other security being hereby waived.

16.2

Non-Solicitation of Employees.  Licensee and the Restricted Parties each agree that while this Agreement is in effect and for one (1) year after expiration or termination of this Agreement for any reason, or following the date of a Transfer by Licensee or, with respect to a Restricted Party only, by such Restricted Party, they will not, directly or indirectly, solicit or attempt to solicit, or otherwise interfere with or disrupt the employment relationship between Licensor and any of its employees or between any other Bad Daddy’s licensee or franchisee and its employees; provided, however, that the foregoing provision will not prevent Licensee from employing any such person who contacts them on his or her own initiative (including responding to general employment solicitations) without any direct or indirect solicitation by or encouragement from Licensee.

16.3

Trade Secrets and Confidential Information.

(a) Licensee acknowledges and agrees that in connection with the ownership, development and/or operation of Bad Daddy’s Restaurants by Licensor and its Affiliates, Licensor has developed at great expense proprietary and confidential information that is part of the Bad Daddy’s System and that is not commonly known by or available to the public.  This proprietary and confidential information does not include any information that (i) is commonly known by or available to the public; (ii) has been voluntarily disclosed to the public by Licensor or its Affiliates; (iii) has been independently developed or lawfully obtained by Licensee (other than by virtue of disclosure by Licensor or its Affiliates); or (iv) has otherwise entered the public domain through lawful means.  All information that comprises the Bad Daddy’s System including the information and data in the Operations Manual will be presumed to be confidential information of Licensor.

(b)

Licensee and each Restricted Party agree that while this Agreement remains in effect such party will not, directly or indirectly, disclose or publish to any Person, or copy or use for such party’s own benefit, or for the benefit of any other Person, any of Licensor’s proprietary or confidential information, except as required to carry out Licensee’s obligations under this Agreement or as Licensor has otherwise expressly approved in writing.  As between Licensor, on the one hand, and Licensee and the Restricted Parties, on the other hand, all proprietary and confidential information related to the Bad Daddy’s System is the sole and exclusive property of Licensor.  Licensee and each Restricted Party agree that the restrictions contained in the preceding sentences in this Section 16.3(b) will remain in effect with respect to Licensor’s confidential information for five (5) years following termination or expiration of this Agreement for any reason; provided, however, if the confidential information rises to the level of a trade secret under applicable law, then such restriction shall remain in effect until such time as the information does not constitute a trade secret.  Licensee also agrees that it and all of its employees and agents will take appropriate steps to protect Licensor’s confidential information from any unauthorized disclosure, copying or use.  At any time upon Licensor’s request, and in any event upon expiration or termination of this Agreement, Licensee will immediately return any copies of documents where there are materials containing confidential information and will take appropriate steps to permanently delete and render unusable any confidential information stored electronically.

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16.4

[Intentionally Omitted]

16.5

Agreements by Other Third Parties.  As a condition to Licensor’s execution of this Agreement, Licensee, if requested by Licensor, shall cause each of its management and supervisory employees to whom disclosures of confidential information are made to execute a noncompetition, nonsolicitation and/or nondisclosure agreement in the form(s) prescribed by Licensor from time to time.

16.6

Reasonable Restrictive Covenants.  Licensee acknowledges and agrees that the covenants and restrictions in this Section 16 (a) are reasonable, appropriate and necessary to protect the Bad Daddy’s System, other Bad Daddy’s Restaurant licensees and franchisees and the legitimate interest of Licensor and its Affiliates, and (b) do not cause undue hardship on Licensee or any of the other individuals required by this Section 16 to comply with the covenants and restrictions.

17.

Termination.

17.1

Termination by Licensor without a Cure Period.  Licensor may immediately terminate this Agreement upon written notice to Licensee, without opportunity to cure, if:

(a)

Licensee files a petition under any bankruptcy or reorganization law, becomes insolvent, or has a trustee or receiver appointed by a court of competent jurisdiction for all or any part of its property; provided that if Licensee files for Chapter 11 bankruptcy protection, for so long as Licensee remains in possession and the operator of the Restaurant during such bankruptcy, Licensor shall not terminate this Agreement (absent other independent grounds for such termination);

(b)

Licensee seeks to effect a plan of liquidation, reorganization, composition or arrangement of its affairs, whether or not the same shall be subsequently approved by a court of competent jurisdiction; it being understood that in no event shall this Agreement or any right or interest hereunder be deemed an asset in any insolvency, receivership, bankruptcy, composition, liquidation, arrangement or reorganization proceeding;

(c)

Licensee has an involuntary proceeding filed against it under any bankruptcy, reorganization, or similar law and such proceeding is not dismissed within sixty (60) days thereafter;

(d)

Licensee makes a general assignment for the benefit of its creditors;

(e)

Licensee fails to pay when due any amount owed to Licensor or its Affiliates, whether under this Agreement or not, and Licensee does not correct such failure within fifteen (15) days after written notice thereof is delivered to Licensee;

(f)

Licensee or any of the Restricted Parties are convicted of or plead no contest to a felony, a crime involving moral turpitude or any other crime or offense that is likely to adversely affect the reputation of the Bad Daddy’s System and the goodwill associated with the Marks;

(g)

Licensee operates the Restaurant in a manner that presents a health or safety hazard to Licensee’s customers, employees or the public;

(h)

Licensee or the Restricted Parties makes a material misrepresentation to Licensor before or after being granted the license or knowingly maintains false books and records;

(i)

Licensee (i) misuses or makes an unauthorized use of or misappropriates any Mark, (ii) commits any act which can be reasonably expected to materially impair the goodwill associated

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with any Mark and that is not cured, if capable of cure, within fifteen (15) days after written notice thereof is delivered to Licensee, (iii) challenges Licensor’s ownership of any Mark or (iv) files a lawsuit involving any Mark without Licensor’s consent;

(j)

Licensee has received at least three (3) default notices from Licensor within a twelve (12) month period, even if such default is subject to a right to cure or is cured after notice is delivered to Licensee; or

(k)

Good Times Restaurants, Inc., a Nevada corporation, fails to make the capital contribution to Licensor contemplated by Section 2.2(b) of the Amended and Restated Operating Agreement of Licensor of even date herewith, as and when provided thereunder.

17.2

Termination by Licensor with a Cure Period.  In addition to, and without limiting, the termination rights of Licensor pursuant to Section 17.1 above, Licensor shall have the right to terminate this Agreement upon thirty (30) days written notice if Licensee commits any default under this Agreement and fails to remedy such default during such thirty (30) day period; provided, however, that if the default is curable but is of a nature which cannot reasonably be cured within such thirty (30) day period and Licensee has commenced and is continuing to make good faith efforts to cure such default, Licensee shall be given an additional thirty (30) day period to cure the same, and this Agreement shall not terminate.

18.

Effect of Termination.

18.1

Obligations upon Termination or Expiration.  Upon the expiration or termination of this Agreement, for any reason, Licensee shall:

(a)

promptly return to Licensor all material furnished by Licensor containing proprietary or confidential information, operating instructions, business practices, or methods or procedures, including, without limitation, the Operations Manual;

(b)

discontinue all use of the Marks, including at the Licensee Site, and the use of any and all signs, products, paper goods and other items bearing the Marks.  Any signs containing the Marks that Licensee is unable to remove within one (1) day of the termination or expiration of this Agreement shall be completely covered by Licensee until the time of their removal, which shall be in any event within ten (10) days following the expiration or termination of this Agreement;

(c)

if Licensee retains possession of the Licensee Site, at Licensee’s expense, make such reasonable modifications to the exterior and interior décor of the Restaurant and the Licensee Site as Licensor reasonably requires to eliminate its identification as a Bad Daddy’s Restaurant.  If Licensee fails to modify the exterior and interior décor of the Restaurant and the Licensee Site as Licensor reasonably requires to eliminate its identification as a Bad Daddy’s Restaurant, Licensor may take such action to modify the exterior and interior décor of the Restaurant and the Licensee Site and charge Licensee for the cost of such action.  Licensee shall immediately pay Licensor for the cost of any action taken by Licensor to modify the exterior and interior décor of the Restaurant and the Licensee Site;

(d)

refrain from operating or doing business under any name or in any manner that may give the general public the impression that this Agreement is still in force or that Licensee is connected in any way with Licensor or that Licensee has the right to use the Bad Daddy’s System or the Marks;

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(e)

refrain from making use of or availing itself to any of the proprietary or confidential information, Operations Manual or other information received from Licensor or disclosing or revealing any of the same in violation of this Agreement;

(f)

take such action as may be required to cancel all assumed names or equivalent registrations relating to the use of any Mark;

(g)

assign to Licensor or its designee all of Licensee’s rights, title, and interest in and to the telephone numbers, telephone directory listings and advertisements, website URLs (whether acquired by Licensee in accordance with or in violation of Section 14.2 hereof), e-mail addresses, store leases and governmental licenses or permits used for the operation of the Restaurant; and

(h)

strictly comply with any other procedures in the Operations Manual that are established by Licensor related to discontinuing operations of the Restaurant.

18.2

Sale upon Expiration or Termination.

(a)

Except in the case of a renewal under Section 2, if this Agreement expires or is terminated or canceled for any reason, Licensor shall have the option to purchase the Restaurant, or substantially all of the assets of the Restaurant (including fixtures, furniture, equipment and leasehold improvements), and Licensee’s leasehold interest in and to the real estate at which the Restaurant is located, but not including real property (collectively, the “Assets”).  If Licensor desires to purchase the Assets, but the parties are unable to agree as to a purchase price and terms of such sale, the fair market value of the Assets (to be determined without including any goodwill associated with the Marks or the Bad Daddy’s System) shall be determined by three (3) appraisers.  Licensee and Licensor shall each select one (1) appraiser, and the two (2) appraisers so chosen shall select the third appraiser.  The two (2) appraisals that are the closest in terms of the fair market value of the Assets shall be averaged to determine the purchase price.  Licensor shall have the right, at any time within thirty (30) days after being advised in writing of the decision of the appraisers as aforesaid, to purchase the Assets at the purchase price as determined above or elect not to purchase such Assets.  Each party shall be responsible for the costs and expenses of the appraiser it selected and the cost of the third appraiser shall be shared equally by the parties.  Nothing contained in this Section shall be deemed to be a waiver by Licensor of any default by Licensee under this Agreement nor shall the exercise of the option to purchase the Assets contained in this Section affect any other rights or remedies granted to Licensor hereunder or otherwise available to it.

(b)

Notwithstanding the provisions set forth in Section 18.2(a) above, if, within forty-five (45) days following the expiration of this Agreement, Licensee shall receive a bona fide offer for the purchase of the Assets, Licensee shall offer the same in writing to Licensor at the same price and on the same terms or the monetary equivalent, which offer Licensor may accept at any time within fifteen (15) days after receipt thereof.  If Licensor declines, or does not within such fifteen (15) day period accept, such offer, then Licensee may sell the Assets to such purchaser, but not at a lower price nor on more favorable terms than have been offered to Licensor.

(c)

Any sale of the Assets hereunder shall close no later than sixty (60) days after delivery of written notice of Licensor’s exercise of its option to Licensee and the purchase price therefor shall be paid in cash or other immediately available funds.  Licensor has the right to assign its option hereunder and Licensee must sign all documents of transfer reasonably necessary for the purchase of the Assets.  All Assets transferred shall be free and clear of all liens and encumbrances, with all sales and transfer taxes paid by Licensee.

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19.

Right of First Refusal.  If during the term of this Agreement Licensee or any Restricted Party shall receive a bona fide offer from a prospective purchaser for any interest in Licensee or the Restaurant (whether by sale of assets, sale of equity interest, merger, consolidation or otherwise), it shall offer the same to Licensor in writing at the same price and on the same terms or the monetary equivalent, which offer Licensor may accept at any time within thirty (30) days after receipt thereof.  If the parties cannot agree on a reasonable monetary equivalent, an independent appraiser designated by Licensor shall determine the monetary equivalent and the appraiser’s determination will be final.  If Licensor declines, or does not within such thirty (30) day period accept, such offer, then Licensee or such Restricted Party, as applicable, may make such Transfer to such purchaser (provided Licensor approves of such purchaser in accordance with Section 15.2 and subject to compliance with Section 15.3), but not at a lower price nor on more favorable terms than have been offered to Licensor.  If Licensee or such Restricted Party, as applicable, fails to complete such Transfer within ninety (90) days following the refusal or failure to act by Licensor, then Licensee or such Restricted Party, as applicable, may not complete such Transfer without first offering the same to Licensor again as provided above.  The parties recognize that the terms of this Section 20 do not apply to a sale and subsequent leaseback of the Licensee Site or any furnishings or equipment used thereon, or any other Transfer of the Licensee Site or the furnishings or equipment thereon in connection with any bona fide financing plan.  In no event shall Licensee offer any interest in this Agreement, the Licensee Site, the Restaurant or such premises or any interest therein, or any interest in the business conducted thereon, or in the equipment or furnishings located thereon, or in any interest of Licensee for Transfer at public auction, nor at any time shall an offer be made to the public to Transfer the same, through the medium of advertisement, either in the newspapers or otherwise, without having first obtained the written consent of Licensor to such advertisement or publication.

20.

Independent Contractors.  It is the express intention of the parties hereto that Licensee is and shall be an independent contractor under this Agreement, and no partnership, joint venture, fiduciary relationship or other special relationship shall exist between Licensee and Licensor.  This Agreement does not constitute Licensee as the agent, legal representative or employee of Licensor for any purpose whatsoever, and Licensee is not granted any right or authority to assume or create any obligation for or on behalf of, or in the name of, Licensor or in any way to bind Licensor.  Licensee agrees not to incur or contract for any debt or obligation on behalf of Licensor, or commit any act, make any representation or advertise in any manner which may adversely affect any right of Licensor, or be detrimental to the good name and reputation of Licensor or any other Licensees of Licensor.

21.

Governing Law and Dispute Resolution.

21.1

Governing Law.  All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §1 et seq.)  except to the extent provided by the Federal Arbitration Act, the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. §1051 et seq.) or other applicable federal law, the terms of this Agreement shall be interpreted and construed in accordance with the laws of the State of North Carolina without regard to its conflicts of laws provisions. FOR ACTIONS THAT ARE NOT SUBJECT TO MANDATORY ARBITRATION UNDER SECTION 21.2, LICENSEE HEREBY SUBMITS AND IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS FOR THE DISTRICT WHERE LICENSOR'S PRINCIPAL EXECUTIVE OFFICE IS LOCATED ON THE DATE OF THE FILING OF THE ACTION, AND AGREES NOT TO RAISE AND HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION BASED UPON FORUM NON CONVENIENS OR ANY OTHER OBJECTION IT MAY NOW HAVE OR HEREAFTER HAVE TO SUCH JURISDICTION OR VENUE.   Further, nothing herein contained shall bar Licensor's right to obtain injunctive relief against threatened conduct that will cause irreparable harm.

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21.2

Arbitration.  EXCEPT TO THE EXTENT LICENSOR SEEKS INJUNCTIVE OR OTHER EQUITABLE RELIEF TO ENFORCE PROVISIONS OF THIS AGREEMENT, AND EXCEPT FOR CONTROVERSIES, CLAIMS OR DISPUTES BASED ON LICENSEE’S USE OF THE MARKS, ALL CONTROVERSIES, CLAIMS OR DISPUTES BETWEEN LICENSOR AND LICENSEE ARISING OUT OF OR RELATING TO (A) THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN LICENSOR AND LICENSEE, (B) THE RELATIONSHIP BETWEEN LICENSEE AND LICENSOR OR (C) THE SCOPE AND VALIDITY OF THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN LICENSOR AND LICENSEE (INCLUDING THE SCOPE AND VALIDITY OF THE ARBITRATION OBLIGATIONS UNDER THIS SECTION, WHICH LICENSOR AND LICENSEE ACKNOWLEDGE IS TO BE DETERMINED BY AN ARBITRATOR AND NOT A COURT) SHALL BE DETERMINED BY ARBITRATION WITH THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) AT THE OFFICE OF THE AAA CLOSEST TO LICENSOR’S PRINCIPAL EXECUTIVE OFFICE ON THE DATE OF SUBMISSION OF THE MATTER TO THE AAA.  SUCH ARBITRATION SHALL BE CONDUCTED BEFORE THREE (3) ARBITRATORS (UNLESS THE PARTIES AGREE TO ONE (1) ARBITRATOR) CHOSEN AS FOLLOWS: LICENSOR AND LICENSEE SHALL EACH SELECT ONE (1) ARBITRATOR.  THESE TWO (2) ARBITRATORS SHALL MUTUALLY AGREE ON ONE (1) OTHER ARBITRATOR TO ACT AS THE THIRD ARBITRATOR.  THE DECISION OF THE ARBITRATORS SHALL BE FINAL AND BINDING UPON ALL PARTIES CONCERNED.  SUCH DECISION SHALL BE RENDERED WITHIN THIRTY (30) DAYS OF THE CLOSE OF THE ARBITRATION HEARING RECORD.  THE ARBITRATION WILL BE CONDUCTED ON AN INDIVIDUAL, NOT A CLASS-WIDE BASIS, AND THE ARBITRATION PROCEEDING MAY NOT BE CONSOLIDATED WITH ANY OTHER ARBITRATION PROCEEDING BETWEEN LICENSOR AND ANY OTHER PERSON.  NOTWITHSTANDING THE FOREGOING OR ANYTHING TO THE CONTRARY IN THIS SECTION OR ELSEWHERE IN THIS AGREEMENT, IF ANY COURT OR ARBITRATOR DETERMINES THAT ALL OR ANY PART OF THE PRECEDING SENTENCE IS UNENFORCEABLE WITH RESPECT TO A DISPUTE THAT OTHERWISE WOULD BE SUBJECT TO ARBITRATION UNDER THIS SECTION 21.2, THEN ALL PARTIES AGREE THAT THIS ARBITRATION CLAUSE SHALL NOT APPLY TO THAT DISPUTE AND THAT SUCH DISPUTE SHALL BE RESOLVED IN A JUDICIAL PROCEEDING IN ACCORDANCE WITH THIS SECTION 21 (EXCLUDING THIS SECTION 21.2).  THE FEDERAL RULES OF CIVIL PROCEDURE, AS THEY RELATE TO PRETRIAL DISCOVERY, AND THE FEDERAL RULES OF EVIDENCE SHALL APPLY TO THE ARBITRATION.  IN ALL OTHER RESPECTS, THE RULES OF THE AAA AND THE UNITED STATES ARBITRATION ACT SHALL CONTROL.  JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATION MAY BE ENTERED IN ANY COURT HAVING COMPETENT JURISDICTION THEREOF.

21.3

Damages. The parties agree that neither party shall have the right to receive or collect punitive or exemplary damages from the other party.

22.

Miscellaneous.

22.1

Successors and Third Party Beneficiaries.  This Agreement and the covenants, restrictions and limitations contained herein shall be binding upon and shall inure to the benefit of Licensor and its successors and assigns and shall be binding upon and shall inure to the benefit of Licensee and its permitted heirs, successors and assigns.  Except as contemplated by Section 14.1, nothing in this Agreement is intended, nor is deemed, to confer any rights or remedies upon any Person not a party hereto.  This Agreement is, however, intended to bind the Restricted Parties to the extent set forth in this Agreement.

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22.2

Construction.  All terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, and any other gender, as the context or sense of this Agreement or any provision hereof may require, as if such words had been fully and properly written in the appropriate number and gender.  All covenants, agreements and obligations assumed herein by Licensee shall be deemed to be joint and several covenants, agreements and obligations of each of the Persons named as Licensee, if more than one Person is so named.  Except where this Agreement expressly obligates Licensor not to unreasonably withhold its approval of any of Licensee’s actions or requests, Licensor has the absolute right, in its sole and arbitrary discretion, to refuse any request Licensee makes or to withhold its approval of any of Licensee’s proposed or effected actions that require Licensor’s approval.

22.3

Interpretation and Headings.  The parties agree that this Agreement should be interpreted according to its fair meaning. Licensee waives to the fullest extent possible the application of any rule that would construe ambiguous language against Licensor as the drafter of this Agreement.  The words “include,” “includes” and “including” when used in this Agreement will be interpreted as if they were followed by the words “without limitation”.  References to section numbers and headings will refer to sections of this Agreement unless the context indicates otherwise. Captions and section headings are used herein for convenience only.  They are not part of this Agreement and shall not be used in construing it.

22.4

Notices.  Whenever notice is required or permitted to be given under the terms of this Agreement, it shall be given in writing, and be delivered personally, by certified, express or registered mail, or by an overnight delivery service, postage prepaid, addressed to the party to be notified at the respective address first above written, or at such other address or addresses as the parties may from time to time designate in writing.  Notices shall be deemed delivered on the date shown on the return receipt or in the delivery service’s records as the date of delivery or on the date of first attempted delivery, if actual delivery cannot for any reason be made.

22.5

Costs and Attorneys’ Fees.  If Licensor incurs any expenses in connection with Licensee’s failure to pay any amounts it owes when due, submit any required reports when due or otherwise comply with this Agreement, Licensee agrees to reimburse Licensor for any of the costs and expenses that Licensor incurs, including, without limitation, reasonable accounting, attorneys’, arbitrators’ and related fees.

22.6

Waiver.  No waiver, delay, omission or forbearance on the part of Licensor to exercise any right, option, duty or power arising from any default or breach by Licensee shall affect or impair the rights of Licensor with respect to any subsequent default of the same or a different kind; nor shall any delay or omission of Licensor to exercise any right arising from any such default affect or impair Licensor’s rights as to such default or any future default.

22.7

Severability.  If any term, restriction or covenant of this Agreement is deemed invalid or unenforceable, all other terms, restrictions and covenants and the application thereof to all Persons and circumstances subject hereto shall remain unaffected to the extent permitted by law; and if any application of any term, restriction or covenant to any Person or circumstance is deemed invalid or unenforceable, the application of such term, restriction or covenant to other Persons and circumstances shall remain unaffected to the extent permitted by law.

22.8

Force Majeure.  Neither Licensor nor Licensee will be liable for loss or damage or deemed to be in breach of this Agreement if Licensor’s or Licensee’s failure to perform any obligation results from: (a) transportation shortages, inadequate supply of equipment, products, supplies, labor, material or energy or the voluntary foregoing of the right to acquire or use any of the foregoing in order to accommodate or comply with the orders, requests, regulations, recommendations or instructions of any

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federal, state or municipal government or any department or agency thereof; (b) acts of God; (c) fires, strikes, embargoes, wars or riots; or (d) any other similar event or cause beyond the control of the affected party.  Any delay resulting from any of said causes will extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that said causes will not excuse payments of amounts owed by Licensee to Licensor hereunder.

22.9

Delegation by Licensor.  Licensor shall have the right to delegate performance of any or all of its obligations and duties hereunder.  Licensee hereby agrees to any such delegation.

22.10

No Right of Set Off.  Licensee agrees that it will not set off or withhold payment of any amounts it owes Licensor on the grounds of Licensor’s alleged nonperformance of any of Licensor’s obligations under this Agreement or for any other reason.  Licensee agrees that all such claims will, if not otherwise resolved, be submitted to arbitration as provided in Section 21.2.

22.11

Cumulative Rights.  The rights granted hereunder are cumulative, and no exercise or enforcement by either party of any right or remedy hereunder will preclude the exercise or enforcement of any other right or remedy to which either Licensor or Licensee are entitled.

22.12

Entire Agreement.  This Agreement and any addendum, schedule or exhibit attached hereto contains the entire agreement between the parties hereto relating to the operation of the Restaurant and the Licensed business and no representations, inducements, promises, agreements, arrangements or undertakings, oral or written, have been made or relied upon by the parties other than those set forth herein.  No agreement altering, changing, waiving or modifying any of the terms and conditions of this Agreement shall be binding upon either party unless and until the same is made in writing and executed by all interested parties.

22.13

Counterparts.  This Agreement may be signed in multiple counterpart copies, each of which will be deemed an original, and all of which together constitute one and the same document.

22.14

Time is of the Essence.  Licensee understands that time is of the essence with respect to its obligations hereunder.

22.15

Timing.  Licensee acknowledges that it has had a copy of Licensor’s franchise disclosure document for at least fourteen (14) calendar days before signing this Agreement or any franchise, license or related agreement; or at least fourteen (14) calendar days before the payment of any consideration to Licensor.  Licensee has had the opportunity to have this Agreement and the business offered hereunder reviewed by professionals of Licensee’s choosing before executing this Agreement.

 [Signatures on following page]

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IN WITNESS WHEREOF, the undersigned have executed or caused their duly authorized representatives to execute this Agreement as of the Effective Date.

LICENSOR:
BAD DADDY’S FRANCHISE DEVELOPMENT, LLC By:/s/ Dennis Thompson Dennis L. Thompson, Co-Chairman By:/s/ Joseph F. Scibelli Joseph F. Scibelli, Co-Chairman
LICENSEE: BD OF COLORADO, LLC
By: /s/ Boyd Hoback
Name: Boyd Hoback
Title: Manager

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Exhibit A

Licensee Site, Licensed Territory and Area of Responsibility

Licensee Site:

To be determined and included herein following the Effective Date

Licensed Territory:

A three (3) mile radius around the Licensee Site.

Area of Responsibility:

 See attached map.

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Exhibit B

Form of Lease Rider

(See Attached)

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RIDER AND SPECIAL STIPULATIONS

TO LEASE AGREEMENT DATED ____________________

BY AND BETWEEN

______________________________________, AS “LANDLORD”

AND

_____________________________________________, AS “TENANT” FOR THE DEMISED PREMISES (“PREMISES”) DESCRIBED THEREIN

This Rider and Special Stipulations (this “Rider”) and the provisions hereof are hereby incorporated into the body of the lease to which this Rider is attached (the “Lease”), and the provisions hereof shall be cumulative of those set forth in the Lease, but to the extent of any conflict between any provisions of this Rider and the provisions of the Lease, this Rider shall govern and control.

1.

Consent to Collateral Assignment to Franchisor; Disclaimer.  Landlord acknowledges that Tenant intends to operate a Bad Daddy’s Burger Bar  restaurant in the Premises and that Tenant’s rights to operate a Bad Daddy’s Burger Bar restaurant and to use the Bad Daddy’s Burger Bar  name, trademarks and service marks are solely pursuant to a franchise agreement (“Franchise Agreement’’) between Tenant and Bad Daddy’s Franchise Development, LLC  (“Franchisor”).  Tenant’s operations at the Premises are independently owned and operated.  Landlord acknowledges that Tenant alone is responsible for all obligations under the Lease unless and until Franchisor or another franchisee expressly assumes such obligations and takes actual possession of the Premises.  Notwithstanding any provisions of this Lease to the contrary, Landlord hereby consents, without payment of a fee and without the need for further Landlord consent, to (a) the collateral assignment of Tenant’s interest in this Lease to Franchisor to secure Tenant’s obligations to Franchisor under the Franchise Agreement, and/or (b) Franchisor’s succeeding to Tenant’s interest in the Lease as a result of Franchisor’s exercise of rights or remedies under such collateral assignment or as a result of Franchisor’s termination of, or exercise of rights or remedies granted in or under, the Franchise Agreement or any other agreement between Franchisor and Tenant, and/or (c) Tenant’s, Franchisor’s and/or any other franchisee of Franchisor’s assignment of the Lease to another franchisee of Franchisor with whom Franchisor has executed its then-standard franchise agreement.  Landlord, Tenant and Franchisor agree and acknowledge that simultaneously with such assignment pursuant to the immediately preceding sentence, Franchisor shall be released from all liability under the Lease or otherwise accruing after the date of such assignment (in the event Franchisor is acting as the assignor under such assignment), but neither Tenant nor any other franchisee shall be afforded such release in the event Tenant/such franchisee is the assignor unless otherwise agreed by Landlord. Landlord further agrees that all unexercised renewal or extension rights shall not be terminated in the event of any assignment referenced herein, but shall inure to the benefit of the applicable assignee.

2.

Use of Premises.  Without limitation of uses permitted under the Lease, but in expansion thereof, the Premises may be used for the purpose of conducting the business of a restaurant featuring fresh, hand-pattied gourmet burgers, sandwiches, house-made french fries and potato chips, original salads, appetizers, old fashioned milkshakes and “concretes,” liquor, beer and wine, and other food products and beverages), T-shirts, hats and other branded accessories and any other items sold in any of Franchisor’s or its franchisees’ other stores, and any other legal purpose.

3.

Compliance of Premises With Applicable Law; Parking.  Landlord represents and warrants that as of the date hereof the Premises are in compliance with all applicable law, including without limitation

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parking sufficient to comply with the use of the Premises as provided in paragraph 2 above.  Tenant shall have the right to use parking spaces for its guests, invitees and employees in an amount at least sufficient to comply with applicable zoning and other laws.  The use of the parking spaces is provided by Landlord to Tenant without additional charge.

4.

Radius/Relocation.  Any radius restrictions or relocation provisions found in the Lease are hereby deleted and of no further force or effect.

5.

Tenant’s Signage.  Notwithstanding anything contained in the Lease to the contrary or in conflict, Landlord hereby grants and approves the following signage rights:

5.1.

Landlord agrees to allow Tenant to use Franchisor’s standard sign and awning package to the maximum extent permitted by local governmental authorities.

5.2

Tenant shall be provided with a panel on any pylon/monument/directory sign for the development in which the Premises is located, and shall be permitted to install a standard sign thereon as approved by Franchisor, including without limitation Franchisor’s logo.

6.

Notice and Cure Rights to Franchisor.  Prior to exercising any remedies hereunder (except in the event of imminent danger to the Premises), Landlord shall give Franchisor written notice of any default by Tenant, and commencing upon receipt thereof by Franchisor, Franchisor shall have ten (10) additional days to the established cure period as is given to Tenant under the Lease for such default, provided that in no event shall Franchisor have a cure period of less than (i) ten (10) days after Franchisor’s receipt of such notice as to monetary defaults or (ii) thirty (30) days after Franchisor’s receipt of such notice as to non-monetary defaults.  Landlord agrees to accept cure tendered by Franchisor as if the same was tendered by Tenant, but Franchisor has no obligation to cure such default.  The initial address for notices to Franchisor is as follows:

Bad Daddy’s Franchise Development, LLC

601 South Kings Drive, Suite HH

Charlotte, North Carolina 28204

Attention:__________________

7.

Non-disturbance from Mortgage Lenders.  Notwithstanding anything contained in the Lease to the contrary or in conflict, it shall be a condition of the Lease being subordinated to any mortgage, deed of trust, deed to secure debt or similar encumbrance on the Premises that the holder of such encumbrance agree not to disturb Tenant’s rights under this Lease or Tenant’s possession of the Premises, so long as Tenant is not in default of its obligations hereunder beyond an applicable grace or cure period provided herein (as may be extended from time to time pursuant to paragraph 6 immediately above).

CHECK THE FOLLOWING PARAGRAPH THAT APPLIES. CHECK ONLY ONE.  IF NONE IS CHECKED, THEN CLAUSE A) BELOW WILL BE APPLICABLE, AND CLAUSE B) BELOW WILL BE DEEMED DELETED.

A)

ð

Landlord represents and warrants that on the date hereof no mortgage, deed of trust, deed to secure debt or similar encumbrance encumbers the Premises.

B)

ð

A mortgage, deed of trust or deed to secure debt currently encumbers the Premises.  It is a condition precedent to Tenant’s obligations under this Lease that the holder of such encumbrance enter into a written subordination and non-disturbance agreement with Tenant, in form acceptable to Franchisor.

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8.

Financing of Trade Fixtures by Franchisor and Security Interest.  Any security interest and/or Landlord’s lien in Tenant’s trade fixtures, “trade dress”, equipment and other personal property in the Premises is hereby subordinated to any security interest and pledge granted to Franchisor in such items. The parties acknowledge that there may be certain personal property in the Premises which are not owned by Tenant, which property shall not be subject to any lien of Landlord. Upon request, Landlord shall grant the party who owns such property reasonable access to the Premises for the sole purpose of removing such property, provided such party repairs any damage caused by such removal and otherwise complies with Landlord’s reasonable requirements with respect to such access.

9.

Tenant Approvals.  Notwithstanding anything in the Lease to the contrary, if Tenant is unable to obtain licenses, building permits, signage permits, variances, subdivision approvals, special use permits and other governmental approvals necessary to construct and operate a Bad Daddy’s Burger Bar  restaurant within ____ days after Landlord’s approval of Tenant’s build-out plans, Tenant may terminate this Lease by written notice to Landlord, effective as of the date of delivery of written notice to Landlord thereof and any remaining security deposit shall be returned to Tenant, and any rentals paid in advance shall be prorated accordingly.

10.

Beer, Wine and Liquor License.  Notwithstanding anything in the Lease to the contrary, unless Franchisor has waived, in writing, Tenant’s obligation to serve alcoholic beverages in the restaurant, if a license for beer, wine and liquor sales at the Premises has not been unconditionally issued to Tenant within ____ days after Landlord’s approval of Tenant’s build-out plans, Tenant may terminate this Lease by written notice to Landlord, effective as of the date of delivery of written notice to Landlord thereof and any remaining security deposit shall be returned to Tenant, and any rentals paid in advance shall be prorated accordingly.

11.

Third Party Beneficiary.  For so long as Franchisor holds a collateral assignment of the Lease, Franchisor is a third party beneficiary of the Lease, including, without limitation, this Rider, and as a result thereof, shall have all rights (but not the obligation) to enforce the same.

12.

Franchisor Right to Enter. Landlord acknowledges that, under the Franchise Agreement, Franchisor or its appointee has the right to assume the management and operation of the Tenant’s business, on Tenant’s behalf, under certain circumstances (to-wit: Tenant’s abandonment, Tenant’s failure to timely cure its default of the Franchise Agreement, and while Franchisor evaluates its right to purchase the restaurant). Landlord agrees that Franchisor or its appointee may enter upon the Premises for purposes of assuming the management and operation of Tenant’s restaurant as provided in the Franchise Agreement and, if it chooses to do so, it will do so in the name of the Tenant and without assuming any direct liability under the Lease.  Further, upon the expiration or earlier termination of this Lease or the Franchise Agreement, Franchisor or its designee may enter upon the Premises for the purpose of removing all signs and other material bearing the Bad Daddy’s Burger Bar name or trademarks, service marks, or other commercial symbols of Franchisor.

13.

Amendments.  Tenant agrees that the Lease may not be terminated, modified or amended without Franchisor’s prior written consent, nor shall Landlord accept surrender of the Premises without Franchisor’s prior written consent. Tenant agrees to promptly provide Franchisor with copies of all proposed modifications or amendments and true and correct copies of the signed modifications and amendments.

14.

Copy of Lease.  Landlord agrees to provide Franchisor with a copy of the fully-executed Lease within ten (10) days of its full execution by Landlord and Tenant, at the address set forth in paragraph 6 above.

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15.

Counterparts.  This Rider may be executed in one or more counterparts, each of which shall cumulatively constitute an original.  PDF/Faxed signatures of this Rider shall constitute originals of the same.

AGREED and executed and delivered under seal by the parties hereto as of the day and year of the Lease.

LANDLORD: ____________________	TENANT: ______________________

By:	By:
Name:	Name:
Title:	Title:
[CORPORATE SEAL]	[CORPORATE SEAL]

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Exhibit C

Development Schedule

Licensee agrees to have open and operating at least the following minimum, cumulative number of Bad Daddy’s Restaurants by the date specified:

Cumulative Number of Restaurants to be Developed	Last Date to Establish and Open the Restaurant
2	March 31, 2014
4	March 31, 2015
6	March 31, 2016
8	March 31, 2017
10	March 31, 2018

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Exhibit D

Social Media Policy

Unless such form of blogging or social networking activity is specifically authorized by Licensor in each instance, Licensee is prohibited from conducting blogging or social networking activities regarding the Restaurant.  Blogging or other forms of social media or technology include, but are not limited to, video or wiki postings, participation on sites such as Facebook, LinkedIn, MySpace and Twitter, chat rooms, personal or business blogs, or other similar forms of online journals, diaries or personal or business newsletters not controlled by Licensor.

Once authorized to engage in a blogging or social networking activity regarding the Restaurant, in each instance of use, Licensee should make clear that it is a Bad Daddy’s Burger Bar Licensee, that the views expressed in its blog or social networking are its own, and that it is not speaking for Licensor or for any person or organization affiliated or doing business with Licensor.  Licensee should also be mindful that Licensor’s policies regarding confidentiality and trade secrets apply to Licensee’s blogging and social networking activities.  Licensee is expected to protect the privacy of Licensor, Licensee, other Bad Daddy’s Burger Bar Licensees and their respective employees and customers and is prohibited from disclosing proprietary or non-public information to which Licensee has access.

Licensee is expected to double-check all content before sharing it, both for accuracy and to make sure that it fits into Licensor’s current image and standards of Bad Daddy’s Restaurants and that no restrictions apply to the content based on this Agreement, any other agreement between Licensee and Licensor, applicable law (such as the Federal Trade Commission’s Guidelines) and the platform that Licensee is utilizing (such as terms of services for the site upon which Licensee is sharing).

Licensee shall report any violation of this policy to Licensor.  Violation of this policy by Licensee may result in termination of this Agreement.

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